Exhibit 10.7

CATERPILLAR INC.

DIRECTORS’ CHARITABLE AWARD PROGRAM

(Amended and Restated effective as of April 1, 2008)

1.	PURPOSE OF THE PROGRAM

Under the Caterpillar Inc. Directors’ Charitable Award Program (the “Program”), Caterpillar Inc. (the “Company”) will make a donation of up to $1,000,000 in memory of each eligible Director.  The donation will be made by the Company, in the Director’s name, in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director’s death.  Of the total donation amount, 50% will be donated to one or more eligible tax-exempt organizations (the “Donee(s)”) recommended by the Director, and the remaining portion of the donation will be made to the Caterpillar Foundation (the “Foundation”). The purpose of the Program is to acknowledge the service of the Company’s Directors, recognize the interest of the Company and its Directors in supporting worthy educational institutions and charitable organizations, provide an additional means of support to the Foundation, and enhance the Company’s Director benefit program so that the Company is able to continue to attract and retain Directors of the highest caliber.

2.	ELIGIBILITY

All persons serving as Directors of the Company as of April 1, 1993 shall be eligible to participate in the Program. All Directors who join the Company’s Board of Directors after that date but before April 1, 2008 shall be immediately eligible to participate in the Program upon election to the Board.  A Director who joins the Board on or after April 1, 2008 shall not be eligible to participate in the Program.

3.	DONATION AMOUNT

While serving as a Director, the donation amount for a Director will be determined based on the Director’s months of Board service, in accordance with the following schedule:

MONTHS OF SERVICE	RECOMMENDED CHARITY DONATION	FOUNDATION DONATION
0-11 months	$0	$0
12-23	100,000	100,000
24-35	200,000	200,000
36-47	300,000	300,000
48-59	400,000	400,000
60 or more	500,000	500,000

A Director will continue to be eligible to participate in the program after he or she terminates Board service.  The total donation amount in effect on the date a Director’s Board service terminates shall be continued based upon his or her months of service on that date.  However, notwithstanding this schedule, a Director will be treated as having served for 60 or more months if he or she terminates Board service as a result of disability or mandatory retirement.

In determining a Director’s total donation amount, Board service prior to the effective date of the Program (even if it is not continuous service) will be counted.

4.	RECOMMENDATION OF DONATION

When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Company, on a form approved by the Company for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Company donation to be made on his or her behalf. A Director may revise or revoke any such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Company.  Each eligible Director may choose one Donee to receive a Company donation of $500,000, or up to five Donees to receive donations aggregating $500,000.  Each recommended Donee must be recommended to receive a donation of at least $100,000.

5.	TIMING AND PAYMENT OF DONATION

The donation made on a Director’s behalf will be made by the Company in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director’s death.  The first five installments (the Donee installments) will be donated to the Donee(s) recommended by the Director, and the last five installments (the Foundation installments) will be donated to the Foundation.  If a Director recommends more than one Donee to receive a donation, each will receive a prorated portion of each Donee installment, unless otherwise requested by the Director and approved by the Company.  If a Donee is not in existence or is not an eligible tax-exempt organization at the time of payment, then the portion otherwise payable to that Donee will instead be paid to the other qualified Donees recommended by the Director in proportion to their respective shares or, if none, to the Foundation.

6.	DONEES

In order to be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization described in Sections 170(b) and 2055(a) of the Internal Revenue Code, or any successor provision, and must initially, and at the time a donation is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code. Also, the organization must be reviewed and approved by the Vice President and Manager of the Foundation.  An organization will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization would be detrimental to the best interests of the Company.  Private foundations (except for the Foundation) are not eligible to receive donations under the Program.

7.	FUNDING AND PROGRAM ASSETS

The Company may fund the Program or it may choose not to fund the Program.  If the Company elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Company identified for such purpose.  Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any personal financial interest in or tax benefit from any assets of the Program or the Company.  If the Company elects to fund the Program through life insurance policies, a participating Director must cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

8.	AMENDMENT OR TERMINATION

The Board of Directors of the Company may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program.

9.	ADMINISTRATION

The Program shall be administered by the Company. The Company shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program.  The Company shall have sole discretion to construe and interpret the terms of the Program and to resolve all questions arising under the Program.  The determinations of the Company on the foregoing matters shall be conclusive and binding on all interested parties.

It is intended that the benefits under this Program do not result in taxable compensation to any Director or provide for a deferral of compensation that is subject to Section 409A of the Internal Revenue Code, or any successor provision.

10.	GOVERNING LAW

The Program shall be construed and enforced according to the laws of the State of Illinois, and all provisions thereof shall be administered according to the laws of said State.

11.	EFFECTIVE DATE

The Program was originally effective as of April 1, 1993.  The effective date of the amended and restated Program is April 1, 2008.  The recommendation of an individual Director will be effective when he or she completes all enrollment requirements.